Exhibit 10.60

FORM OF SECOND AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of this [              ] day of December, 2008 by and between Mac-Gray Corporation (the “Company”) and [                        ] (the “Executive”).  Capitalized terms used herein but not otherwise defined shall have the respective meaning so ascribed in that certain Employment Agreement, dated as of [                         ,       ], by and between the Company and the Executive (the “Employment Agreement”).  The Employment Agreement is hereby amended as follows:

1.             Section 11(b) is hereby deleted in its entirety and replaced with the following:

“(b)          Termination by the Company Without Cause or by the Executive for Good Reason.  In the event of termination of the Executive’s employment with the Company pursuant to Section 10(c) or 10(d) above, and subject to the Executive’s agreement to a release of any and all legal claims in a form satisfactory to the Company and the lapse of the seven-day revocation period provided in the release, which such release must be executed by the Executive and delivered to the Company within twenty-one (21) days following the Executive’s receipt thereof in order to be deemed effective for purposes of this Section 11(b), the Executive shall continue to receive (1) for eighteen (18) months (the ‘Severance Period’), full Base Salary, (2) a one time lump sum payment in an amount equal to the Executive’s average annual bonus over the three (3) fiscal years immediately prior to termination (or the Executive’s annual bonus for the last fiscal year immediately prior to termination, if higher) payable within the first 75 days of the year following the year of termination, (3) all other benefits and compensation that the Executive would have been entitled to under this Agreement in the absence of termination of employment during the Severance Period (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms or law), and, (4) if the Executive elects to continue group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as ‘COBRA’), payment by the Company of the full COBRA premium during the Severance Period so long as the Executive remains eligible for COBRA coverage (collectively, the ‘Severance Amount’).  The continuation of Base Salary shall commence on the first payroll date which is on or immediately after the 30th day following the Executive’s termination of employment.”

2.             Section 11(f) is hereby amended by adding the following paragraph at the end thereof:

“All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

3.             In all other respects the Employment Agreement is hereby affirmed and shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument as of the date first written above on behalf of the Company, by its duly authorized officer, and by the Executive.

Mac-Gray Corporation

By:
Name:
Title:

Executive

Name:

[Signature Page to Second Amendment to Employment Agreement]